Effective  May  6,  1999,  Foxmoor  Industries,  Ltd.  ("Foxmoor"  or  "the
Company") finalized a settlement of all claims by Foxmoor against its former independent auditors, John M. Hanson & Company, P.C. and past and present members of that firm ("Hanson"). Foxmoor's claims against Hanson arose from the audits performed by Hanson of the Company's financial statements for several years through fiscal year 1996. Hanson has vigorously denied Foxmoor's claims and denied any liability to Foxmoor or its stockholders. Pursuant to the settlement, Foxmoor is to receive $999,999. Foxmoor and Hanson have concluded that the settlement is in the best interests of both Foxmoor and Hanson. Foxmoor has concluded that further litigation of the claims against Hanson and its members would be unjustified, and that the settlement is in the best interest of Foxmoor. The Company is continuing to purse its claims against other persons and entities including its former president, Mr. W. Ross C. Corace.